EXHIBIT 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor
New York, NY 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

February 14, 2008
VIA ELECTRONIC TRANSMISSION
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: FUDA FAUCET WORKS, INC.
FORM S-1 REGISTRATION STATEMENT

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1(the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Fuda Faucet Works Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the outstanding securities being sold pursuant to the Registration Statement are duly authorized, legally issued, fully paid, and non-assessable, without qualification as to sales contemplated by the registration statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP